Exhibit 4.8
Execution Copy
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT
     THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is made as of August 2, 2007, by and among PROFIT STAR LIMITED, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), SEQUOIA CAPITAL CHINA II, L.P., a company duly incorporated and validly existing under the Laws of the Cayman Islands (“Sequoia Capital” or the “Investor”), ZHU Qinyi (), SONG Tao (), QU Li (), TANG Yan (), XIA Zhiyi (), JIN Zi (), QU Guoping (), WU Wenjie (), WANG Zhe (), YAN Qing (), ZENG Rui () and SHAO Wanyan (), each a citizen of the PRC (collectively the “Founders” and each, a “Founder”), and XPLANE LIMITED, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Founders Holdco”).
     Each of the Company, the Founders the Investor and the Founders Holdco shall be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
A.	The Parties, together with certain other related parties, have entered into that certain Series A Preferred Share and Warrant Purchase Agreement dated July 16, 2007 (the “Share Purchase Agreement”).

B.	It is a condition precedent of Closing under the Share Purchase Agreement that the Parties enter into this Agreement.
WITNESSETH
     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:
1.	Definitions.
     Capitalized terms used herein shall have the meanings ascribed to them in Schedule I hereto. Capitalized terms used herein without definitions shall have the meanings set forth in the Share Purchase Agreement (as defined herein).
2.	Rights of First Refusal and Co-Sale Rights
     2.1 Prohibition on Transfer of Shares.
     (a) Holders of Common Shares.
          Except as provided in Sections 2.2 through 2.5 of this Agreement, any holder (whether directly or indirectly) of Common Shares of the Company other than the Investor or holders of Common Shares converted from Series A Preferred Shares (each a “Restricted Shareholder”), regardless of any such holder’s employment status with the Company, may not transfer any direct or indirect interest in any Equity Securities of the Company now or hereafter owned or held by him or her prior to a Qualified IPO, unless otherwise approved in writing by the majority of the Board, including the approval of the Series A Director. For the purposes

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hereof, redemption or repurchase of shares by the Company shall not be prohibited under this clause.
     (b) Prohibited Transfers Void.
          Any transfer of Equity Securities by a Restricted Shareholder not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and/or the Founders Holdco and shall not be recognized by the Company and/or the Founders Holdco.
     2.2 Rights of First Refusal.
     (a) Transfer Notice.
          Prior to the closing of a Qualified IPO, if a Restricted Shareholder proposes to transfer the Equity Securities he or it directly or indirectly holds in the Company to one or more third parties pursuant to an understanding with such third parties (a “Transfer”, and such holder a “Transferor”), then the Transferor shall give the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) subject to any applicable non-disclosure agreement with such third party, the identity of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.
     (b) Company’s Option.
          (i) The Company shall have an option for a period of fifteen (15) days following the receipt of the Company Transfer Notice to elect to purchase all of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Company Transfer Notice.
          (ii) The Company may exercise such purchase option and, thereby, purchase all of the Offered Shares, by notifying Transferor in writing, before expiration of the fifteen (15) day period, that it wishes to purchase all of the Offered Shares.
          (iii) If the Company gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased at a place agreed by the Transferor and the Company and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Company Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(d).
          (vi) Regardless of any other provision of this Agreement, if the Company declines in writing, or fails to exercise its purchase option pursuant to this Section 2.2 with respect to all (and not less than all) Offered Shares, then the Transferor shall be under no obligation to transfer the Offered Shares to the Company pursuant to this Section 2.2 and shall then be required to provide a Transfer Notice regarding the Offered Shares to the Holders (the

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“Holder Transfer Notice”) pursuant to Section 2.2(c).
          (vii) The Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Shares at any time, whether or not the Company has elected to purchase under this Section 2.2 any Offered Shares offered thereby.
     (c) Holder’s Option.
          (i) If the Company at any time elects not to purchase all of the Offered Shares pursuant to its right of first refusal in Section 2.2(b) hereof, then each Holder shall have an option for a period of fifteen (15) days following the Holder’s receipt of the Holder Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Holder Transfer Notice.
          (ii) Each Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any re-allotment as provided below) of the Offered Shares, by notifying Transferor and the Company in writing, before expiration of the fifteen (15) day period as to the number of such shares that it wishes to purchase (including any re-allotment).
          (iii) Each Holder’s pro rata share of the Offered Shares shall be a fraction, the numerator of which shall be the number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) owned by such Holder on the date of the Holder Transfer Notice and the denominator of which shall be the total number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) held by all Holders on such date.
          (iv) If any Holder fails to exercise such purchase option pursuant to this Section 2.2, the Transferor shall give notice of such failure (the “Re-allotment Notice”) to each other Holder that elected to purchase its entire pro rata share of the Offered Shares (the “Purchasing Holders”). Such Re -allotment Notice may be made by telephone if confirmed in writing within two (2) days. The Purchasing Holders shall have a right of re-allotment such that they shall have ten (10) days from the date such Re-allotment Notice was given to elect to increase the number of Offered Shares they agreed to purchase under Section 2.2(b)(i) to include their respective pro rata share of the Offered Shares contained in any Re-allotment Notice.
          (v) Subject to applicable securities Laws, the Holder shall be entitled to apportion Offered Shares to be purchased among its partners and Affiliates upon written notice to the Company and the Transferor.
          (vi) If a Holder gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased at a place agreed by the Transferor and all the participating Holders and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(d).

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          (vii) Regardless of any other provision of this Agreement, if the Holders decline in writing, or fail to exercise their purchase option pursuant to this Section 2.2 with respect to all (and not less than all) Offered Shares, the Transferor shall be under no obligation to transfer the Offered Shares to the Holders or the Company pursuant to this Section 2.2 and instead shall be free to sell such Offered Shares pursuant to the Holders Transfer Notice, subject to Sections 2.3 and 2.4 hereunder.
          (viii) The Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Shares at any time, whether or not any Holder has elected to purchase under this Section 2.2 any Offered Shares offered thereby.
     (d) Valuation of Property.
          (i) Should the purchase price specified in the Transfer Notice or Company Transfer Notice be payable in property other than cash or evidences of indebtedness, the Holders or the Company, as the case may be, shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.
          (ii) If the Transferor, on the one hand, and the Holders or the Company, as the case may be, on the other hand, cannot agree on such cash value within seven (7) days after the Holders’ receipt of the Transfer Notice or the Company’s receipt of the Company Transfer Notice, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Transferor and the Holders or the Company, as the case may be, or, if they cannot agree on an appraiser within ten (10) days after the Holders’ receipt of the Transfer Notice or the Company’s receipt of the Company Transfer Notice, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.
          (iii) The cost of such appraisal shall be shared equally by the Transferor and the Holders or the Company, as the case may be, with the half of the cost borne by the Holders to be borne pro rata by each Holder based on the number of shares such Holder has elected to purchase pursuant to this Section 2.
          (iv) If the value of the purchase price offered by the prospective transferee is not determined within the forty-five (45) day period specified in Section 2.2(b)(vi) above, the closing of the Holders’ or the Company’s purchase shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 2.2(c).
     2.3 Right of Co-Sale.
     (a) To the extent the Holders do not exercise their respective right of first refusal as to all of the Offered Shares pursuant to Section 2.2, each Holder that did not exercise its right of first refusal as to any of the Offered Shares pursuant to Section 2.2 shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within fifteen (15) days after receipt of the Transfer Notice referred to in Section 2.2(a) (such Holder, a “Selling Holder”).
          (i) Such Selling Holder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Holder wishes to sell under its right to participate.

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          (ii) To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.
     (b) The Selling Holders may elect to sell such number of Equity Securities that in aggregate equals to the total number of Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 2.2 hereof on 1:1 basis. Each Selling Holder may elect to sell such number of Equity Securities that equals to the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 2.2 hereof multiplied by (ii) a fraction, the numerator of which is the number of Common Shares (on as-if-converted basis which include the number of Common Shares that would be issuable upon the exercise, conversion or exchange of Common Share Equivalents) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Common Shares (on as-if-converted basis which include the number of Common Shares that would be issuable upon the exercise, conversion or exchange of Common Share Equivalents) owned by all Selling Holders on the date of the Transfer Notice.
     (c) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of any Common Share Equivalents in lieu of Common Shares, such Selling Holder shall only deliver Common Shares (and therefore shall convert any such Common Share Equivalents into Common Shares) and certificates corresponding to such Common Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.
     (d) The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 2.3(c) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.
     (e) To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Holder such shares or other securities that such Selling Holder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.
     2.4 Non-Exercise of Rights.
     (a) Subject to any other applicable restrictions on the sale of such shares, to the extent that the Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 2.2 and the Holders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to

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sell the Offered Shares, as the case may be, to the third-party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice.
     (b) In the event the Transferor does not consummate the sale or disposition of the Offered Shares within sixty (60) days from the expiration of such rights, the Holders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.
     (c) The exercise or non-exercise of the rights of the Holders under this Section 2 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.
     2.5 Limitations to Rights of First Refusal and Co-Sale.
     Notwithstanding the provisions of this Section 2, any Restricted Shareholder may sell or otherwise assign, with or without consideration, up to twenty percent (20%) of Equity Securities now or hereafter held by such holder, to an entity wholly-owned by such holder, or to a spouse or child of such holder, or to a trust, custodian, trustee, or other fiduciary for the account of any of the foregoing, or to a trust for such holder’s account (collectively, the “Permitted Transferees” and each, a “Permitted Transferee”) and such sale or assignment shall not be subject to Sections 2.1, 2.2 or 2.3, provided that (i) only one transfer to Permitted Transferees is permitted and any additional transfer by any holder of Equity Securities to a Permitted Transferee shall require the prior consent of the Investor, which shall be determined at the Investor’s sole discretion, (ii) each such Permitted Transferee, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to the Holders, assuming the obligations of the Restricted Shareholders under this Agreement, including but not limited to Section 2.1 hereof, with respect to the transferred securities and (ii) each Permitted Transferee shall have executed and delivered to the transferring Restricted Shareholder (with a copy to the Company) an irrevocable, unconditional and permanent power of attorney, all in form and manner reasonably satisfactory to the Holders, effective immediately after the closing of such sale or assignment, appointing the transferring Restricted Shareholder (or such holder existing attorney-in-fact) as such Permitted Transferee’s attorney-in-fact and authorizing him to vote, in his absolute discretion as the attorney-in-fact of the Permitted Transferee, any and all Equity Securities of the Company owned by such Permitted Transferee with respect to any Company related matters.
     2.6 Change in Control. The Parties agree that, for purposes of the transfer restrictions in this Agreement and in other Transaction Documents, a transaction or series of transactions that result in a change in Control of a Shareholder shall be deemed to constitute a Transfer of such Restricted Shareholders’ Equity Securities.
3.	Assignments and Transfers; No Third Party Beneficiaries.
     3.1 Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. Except as otherwise provided herein, the rights of any Holder

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hereunder are only assignable in connection with the transfer (subject to applicable securities and other Laws) of Equity Securities held by such Holder but only to the extent of such transfer; provided, however, that (i) the transferor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Equity Securities that are being assigned to such transferee, and (ii) such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as a Holder and be subject to all applicable restrictions set forth in this Agreement. This Agreement and the rights and obligations of any Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties.
     3.2 The sale or transfer of any Equity Securities by the Holders shall not be subject to any right of first refusal, co-sale rights or any other contractual conditions or restrictions on transfer except as may be required by Law. Notwithstanding the foregoing, the Holders shall not transfer Equity Securities to any Person that is a direct competitor of the Company without the prior written consent of the Company.
4.	Drag-Along Rights.
     4.1 If the Investor elects to sell all or substantially all of the Equity Securities of the Company held by them to a third party not affiliated with the Company or with the Investor (a “Trade Sale”), the Investor shall have the right to cause the holders of Common Shares to sell all of the then outstanding Common Shares, Series A Preferred Shares and all options, warrants or other rights to acquire any such shares then held by them to such third party on the same terms and conditions as are applicable to the sale of such equity securities held by the Investor when the price based on the equity valuation of the Company equal to or greater than US$150,000,000 post money valuation (the “Drag Along Election”). The Drag Along Election shall include the right on the part of the Investor to cause the holders of Common Shares to approve a sale of assets, merger, consolidation, corporations or exchange or reorganization of the Company with or into any other corporations, corporation or other entity (excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or any other transaction or series of related transactions, in which the shareholders of the Company immediately prior to such reorganization, merger or consolidation own less than fifty percent (50%) of the voting power of the surviving entity, or a sale, conveyance or other disposition of all or substantially all of the assets of the Company to a third party (each a “Sale Transaction”), provided, however, that in no event shall a holder of Common Shares be obligated to undertake the foregoing if the distribution of consideration received by the shareholders upon consummation of the Sale Transaction is not in accordance with the liquidating distribution requirements set forth in the Company’s then-current Memorandum of Association. The Investor may exercise the Drag-Along Election by providing written notice of such election (the “Drag-Along Notice”) to all holders of Common Shares, including the name and address of the third party acquirer, the aggregate purchase price to be paid by such third party purchaser, the proposed date for the closing of such Sale Transaction, and the other material terms and conditions of such Sale Transaction. Upon receipt of a Drag-Along Notice, each holder of Common Shares shall execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents as the Investor or the acquirer in such Sale Transaction may reasonably require in order to carry out the terms and provisions of this Section 4.
     4.2 If the consideration to be paid in connection with the Trade Sale is for publicly-traded securities, the value of the consideration to be paid shall be equal to the average

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closing price based on a period of thirty (30) days prior the closing. If the consideration for the Trade Sale is not for publicly-traded securities, the value of the consideration to be paid shall be determined by a reputable, independent appraiser mutually-acceptable to the Company, the Investor and the Founders Holdco.
5.	Legend.
     Each existing or replacement certificate for shares now owned or hereafter acquired by any Restricted Shareholder shall bear the following legend:
“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE MEMBER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
6.	Further Instruments and Actions.
     The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each Party agrees to cooperate affirmatively with the other Parties, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto.
7.	Miscellaneous
     7.1 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of New York as to matters within the scope thereof and without regard to its principles of conflicts of laws.
     7.2 Notices.
     Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by next-day or second -day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next -day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day on which it is properly addressed and sent through a transmitting organization with a reasonable confirmation of delivery.
     7.3 Term.

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     This Agreement shall terminate upon the earlier of (i) any liquidation, winding-up, or dissolution of the Company, (ii) any consolidation, amalgamation or merger of the Company with or into any Person, or any other corporate reorganization, including a sale or acquisition of Equity Securities of the Company, in which the members of the Company immediately before such transaction own less than fifty percent (50%) of the Company’s voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile), (iii) a sale of all or substantially all of the assets of the Company, (iv) the exclusive licensing of all or substantially all of the Company’s intellectual property to a third party, or (v) the closing of a Qualified IPO.
     7.4 Entire Agreement.
     This Agreement, the Share Purchase Agreement and the exhibits hereto and thereto contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede all other agreements between or among any of the Parties with respect to the subject matter hereof.
     7.5 Amendments and Waivers.
     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of (i) the Company, (ii) the Founders Holdco, and (iii) the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Parties and their respective successors and assigns.
     7.6 Severability.
     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     7.7 Attorney’s Fees.
     In the event that any dispute among the Parties arising from or in relation to this Agreement should result in litigation, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
     7.8 Titles and Subtitles.
     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     7.9 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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     7.10 Dispute Resolution.
     (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.
     (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in New York. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.
     (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 7.10, including the provisions concerning the appointment of arbitrators, the provisions of this Section 7.10 shall prevail.
     (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.
     (e) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.
     (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.
     (g) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
     7.11 Rights Cumulative.
     Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

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     7.12 No Waiver.
     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
     7.13 No Presumption.
     The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.
[Remainder of page intentionally left blank; signature pages to follow]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	PROFIT STAR LIMITED
	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Director
		Address:	No 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

[Signature Page to Right of First Refusal and Co-Sale Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:	SEQUOIA CAPITAL CHINA II, LP
	By:	Sequoia Capital China II, LP,
A Cayman Islands exempted limited partnership
Its General Partner

	By:	SC China Holding Limited
A Cayman Islands limited liability company
Its General Partner

/s/ Jimmy Wong
Name:	Jimmy Wong
Title:	Authorized Signatory
[Signature Page to Right of First Refusal and Co-Sale Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOUNDERS HOLDCO	XPLANE LIMITED
/s/ Song Tao
	Name:	Song Tao
	Title:	Director
	Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China
[Signature Page to Right of First Refusal and Co-Sale Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOUNDER:	ZHU QINYI ()
	By:	/s/ ZHU QINYI

FOUNDER:	SONG TAO ()
	By:	/s/ SONG TAO

FOUNDER:	OU LI ()
	By:	/s/ OU LI

FOUNDER:	TANG YAN ()
	By:	/s/ TANG YAN

FOUNDER:	XIA ZHIYI ()
	By:	/s/ XIA ZHIYI

FOUNDER:	JIN ZI ()
	By:	/s/ JIN ZI

[Signature Page to Right of First Refusal and Co-Sale Agreement]

FOUNDER:	QU GUOPING ()
	By:	/s/ QU GUOPING

FOUNDER:	WU WENJIE ()
	By:	/s/ WU WENJIE

FOUNDER:	WANG ZHE ()
	By:	/s/ WANG ZHE

FOUNDER:	YAN QING ()
	By:	/s/ YAN QING

FOUNDER:	ZENG RUI ()
	By:	/s/ ZENG RUI

FOUNDER:	SHAO WANYAN ()
	By:	/s/ SHAO WANYAN

[Signature Page to Right of First Refusal and Co-Sale Agreement]

SCHEDULE I
     “Agreement” means this Right of First Refusal and Co-Sale Agreement.
     “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.
     “Agreement” has the meaning set forth in the Preamble hereof.
     “Common Shares” means the Company’s common shares, par value US$0.01 per share.
     “Common Share Equivalents” means warrants, options and rights exercisable for Common Shares or securities convertible into or exchangeable for Common Shares, including, without limitation, the Series A Preferred Shares and the Warrant Shares.
     “Company” has the meaning set forth in the Preamble hereof.
     “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at meetings of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Drag-Along Election” has the meaning set forth in Section 4.1 hereof.
     “Equity Securities” means any Common Shares and/or Common Share Equivalents of the Company.
     “Founders” shall mean shall mean Zhu Qinyi (), a citizen of PRC, Song Tao (), citizen of PRC, Ou Li (), a citizen of PRC, Tang Yan (), a citizen of PRC, Xia Zhiyi (), a citizen of PRC, Jin Zi (), a citizen of PRC, Qu Guoping (), a citizen of PRC, Wu Wenjie (), a citizen of PRC, Wang Zhe (), a citizen of PRC, Yan Qing (), a citizen of PRC, Zeng Rui
 (), a citizen of PRC, and Shao Wanyan (), a citizen of PRC..
     “Founders Holdco” means Xplane Limited, a British Virgin Islands company.
     “HKIAC” has the meaning set forth in Section 7.10(a) hereof.
     “Holder” means the Investor, together with the permitted transferees and assigns of the Investor who become parties to this Agreement.
     “Holder Transfer Notice” has the meaning section forth in Section 2.2(b) hereof.
     “Offered Shares” has the meaning set forth in Section 2.2(a) hereof.
     “Party” has the meaning set forth in the Preamble hereof.
Right of First Refusal and
Co-Sale Agreement

     “Permitted Transferee” has the meaning set forth in Section 2.5 hereof.
     “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
     “Purchasing Holders” has the meaning set forth in Section 2.2(c) hereof.
     “Qualified IPO” has the meaning given to such term in the Memorandum and Articles, as amended and restated from time to time.
     “Re-allotment Notice” has the meaning set forth in Section 2.2(c) hereof.
     “Restricted Shareholder” has the meaning set forth in Section 2.1(a) hereof.
     “Sale Transaction” has the meaning set forth in Section 4.1 hereof.
     “Selling Holder” has the meaning set forth in Section 2.3 hereof.
     “Series A Preferred Shares” means any and all of the Company’s Series A Preferred Shares, par value US$0.01 per share, with the rights and privileges as set forth in the Memorandum and Articles.
     “Shares” means the Company’s Common Shares and/or Series A Preferred Shares.
     “Share Purchase Agreement” has the meaning set forth in the Recitals hereof.
     “Transfer” or “Transferor” has the meaning set forth in Section 2.2(a) hereof.
     “Transfer Notice” has the meaning set forth in Section 2.2(a) hereof.
     “Trade Sale” has the meaning set forth in Section 4.1 hereof.
Right of First Refusal and
Co-Sale Agreement